UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 14)*

Maxwell Technologies, Inc.

(Name of Issuer)
Common Stock, par value $0.10 per share

(Title of Class of Securities)
577767106

(CUSIP Number)

December 31, 2012**
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**This schedule 13G annual amendment is being filed pursuant to Rule 13d-2(b). It amends and supplements the Schedule 13G filed by Security Investors, LLC on December 31, 2011.

CUSIP No. 577767106	SCHEDULE 13G/A	Page 2 of 14 Pages

1		NAME OF REPORTING PERSONS Guggenheim Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,407,530
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,407,530
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,407,530
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.10%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 577767106	SCHEDULE 13G/A	Page 3 of 14 Pages

1		NAME OF REPORTING PERSONS Guggenheim Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,407,530
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,407,530
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,407,530
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.10%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 577767106	SCHEDULE 13G/A	Page 4 of 14 Pages

1		NAME OF REPORTING PERSONS GP Holdco, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,407,530
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,407,530
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,407,530
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.10%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 577767106	SCHEDULE 13G/A	Page 5 of 14 Pages

1		NAME OF REPORTING PERSONS GPFT Holdco, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,407,530
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,407,530
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,407,530
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.10%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 577767106	SCHEDULE 13G/A	Page 6 of 14 Pages

1		NAME OF REPORTING PERSONS Security Benefit Asset Management Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Kansas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,407,437
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,407,437
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,407,437
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.10%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 577767106	SCHEDULE 13G/A	Page 7 of 14 Pages

1		NAME OF REPORTING PERSONS Rydex Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Kansas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,407,437
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,407,437
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,407,437
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.10%
12		TYPE OF REPORTING PERSON (See Instructions) HC

CUSIP No. 577767106	SCHEDULE 13G/A	Page 8 of 14 Pages

1		NAME OF REPORTING PERSONS Security Investors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Kansas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,407,437
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,407,437
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,407,437
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.10%
12		TYPE OF REPORTING PERSON (See Instructions) IA

CUSIP No. 577767106	SCHEDULE 13G/A	Page 9 of 14 Pages

Item 1.	(a) Name of Issuer:

Maxwell Technologies, Inc.

(b) Address of Issuer’s Principal Executive Offices:

5271 Viewridge Court, Suite 100 San Diego, CA 92123

Item 2.	(a) Name of Person Filing:

This Statement is filed by Guggenheim Capital, LLC, Guggenheim Partners, LLC, GP Holdco, LLC, GPFT Holdco, LLC, Security Benefit Asset Management Holdings, LLC, Rydex Holdings, LLC and Securities Investors, LLC (“SI”). This Statement relates to the shares of Common Stock, par value $0.10 per share (the “Shares”), of the Issuer beneficially owned directly by SI, a Kansas limited liability company, and by certain other subsidiaries of Guggenheim Capital, LLC (the “Subsidiaries”). Guggenheim Capital, LLC is the majority owner of Guggenheim Partners, LLC, GP Holdco, LLC, GPFT Holdco, LLC, Security Benefit Asset Management Holdings, LLC, Rydex Holdings, LLC and SI, which beneficially owns more than 5% of the Shares reported herein. SI is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. As a result of its role as investment adviser, SI may be deemed to be the beneficial owner of certain of the Shares of the Issuer reported herein for purposes of §13(d) and 13(g) of the Securities Exchange Act of 1934. Guggenheim Capital, LLC is also the majority owner of the Subsidiaries, each of which beneficially owns less than 5% of the Shares reported herein.

(b) Address of Principal Business Office, or, if none, Residence:

Guggenheim Capital, LLC: 227 West Monroe Street, Chicago, IL 60606

Guggenheim Partners, LLC: 227 West Monroe Street, Chicago, IL 60606

GP Holdco, LLC: 227 West Monroe Street, Chicago, IL 60606

GPFT Holdco, LLC: 227 West Monroe Street, Chicago, IL 60606

Security Benefit Asset Management Holdings, LLC: One SW Security Benefit Place, Topeka, Kansas 66636-0001

Rydex Holdings, LLC: One SW Security Benefit Place, Topeka, Kansas 66636-0001

Security Investors, LLC: One SW Security Benefit Place, Topeka, Kansas 66636-0001

(c) Citizenship:

Guggenheim Capital, LLC is a Delaware limited liability company.

Guggenheim Partners, LLC is a Delaware limited liability company.

GP Holdco, LLC is a Delaware limited liability company.

GPFT Holdco, LLC is a Delaware limited liability company.

Security Benefit Asset Management Holdings, LLC is a Kansas limited liability company.

Rydex Holdings, LLC is a Kansas limited liability company.

Security Investors, LLC is a Kansas limited liability company.

(d) Title of Class of Securities:

Common Stock, par value $0.10 per share

(e) CUSIP Number:

577767106

CUSIP No. 577767106	SCHEDULE 13G/A	Page 10 of 14 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 577767106	SCHEDULE 13G/A	Page 11 of 14 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

As of December 31, 2012, Guggenheim Capital, LLC may be deemed the beneficial owner of 4,407,530 Shares, which amount includes 4,407,437 Shares beneficially owned directly by Securities Investors, LLC and indirectly by Rydex Holdings, LLC, Security Benefit Asset Management Holdings, LLC, GPFT Holdco, LLC, GP Holdco, LLC and Guggenheim Partners, LLC and 93 Shares beneficially owned directly by the Subsidiaries.

(b) Percent of class:

15.10% of the Common Stock, par value $0.10 per share

(c) Number of shares as to which the person has:

Guggenheim Capital, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 4,407,530

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 4,407,530

Guggenheim Partners, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 4,407,530

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 4,407,530

GP Holdco, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 4,407,530

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 4,407,530

GPFT Holdco, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 4,407,530

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 4,407,530

Security Benefit Asset Management Holdings, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 4,407,437

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 4,407,437

Rydex Holdings, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 4,407,437

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 4,407,437

Security Investors, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: See Item 4(a) above. 4,407,437

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: See Item 4(a) above. 4,407,437

CUSIP No. 577767106	SCHEDULE 13G/A	Page 12 of 14 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Certain advisory clients of Security Investors, LLC and the Subsidiaries have the right to receive or the power to direct the receipt of dividends from or the profits from the sale of the Shares reported herein.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

See disclosure in Item 2 hereof.

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 577767106	SCHEDULE 13G/A	Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2013

Guggenheim Capital, LLC
By: Robert Saperstein

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Partners, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

GP Holdco, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

GPFT Holdco, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Security Benefit Asset Management Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Rydex Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Security Investors, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

CUSIP No. 577767106	SCHEDULE 13G/A	Page 14 of 14 Pages

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, par value $0.10 per share of Maxwell Technologies, Inc., dated as of February 14, 2013 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 14, 2013

Guggenheim Capital, LLC
By: Robert Saperstein

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Guggenheim Partners, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

GP Holdco, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

GPFT Holdco, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Security Benefit Asset Management Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Rydex Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel

Security Investors, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Managing Director, Senior Regulatory Counsel